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                                                                    Exhibit 3.46

                                    AMENDMENT


THIS AGREEMENT is made and entered into this 15th day of November, 1990, by and between CENTENNIAL FOODS,INC., of 109 South Washington, Dillon, Montana 59725, hereunder referred to as "Borrower" and BEAVERHEAD COUNTY, A POLITICAL SUBDIVISION OF THE STATE OF MONTANA, Beaverhead County Courthouse, 2 South Pacific Street, Dillon, Montana 59725, hereunder referred to as the "LENDER"

                                   WITNESSETH

1. Reference is made to the Agreement previously made and entered into the 9th day of October, 1990 among the parties hereto.

1. Reference is also made to Section 34 thereof which provides for Amendments to be made in writing and executed by the Lender and Borrower.


NOW, THEREFORE, In consideration of their mutual promises and other good and valuable consideration, the parties agree as follows:

Section 40 will be added to the Agreement as follows:

     The Borrower will not, without the State of Montana's prior written consent, declare any dividends or shares of capital stock, or apply any of its assets to the purchase, redemption or other retirement of such shares, or otherwise amend its capital structure.

IN WITNESS WHEREOF, the parties, their heirs and personal representatives have set their hands the day and year first written above.


BORROWER                               LENDER


/s/Ike Lynch                           /s/Randal A. Tommerup
------------                           ---------------------
Ike Lynch                              Randal A. Tommerup
President & CEO                        Chairman, County Commissioners
Centennial Foods, Inc.                 Beaverhead County